EXHIBIT 10.1


                           RAPID LINK, INCORPORATED
                       17383 Sunset Boulevard Suite 350
                     Pacific Palisades, California 90272

                              February 14, 2006


 Chris Canfield
 PO Box 8658
 Breckenridge, CO 80424


 Re: Letter of Intent for Rapid Link, Incorporated, a Delaware corporation, (OTCBB: RPID) ("RAPID LINK"), to acquire (the "Acquisition") Telenational Communications Inc. ("Telenational" or "the Company"), a Delaware corporation.

 Dear Mr. Canfield:

 This Letter of Intent ("LOI") will confirm the following general terms upon which our respective Board of Directors or similar governing body (collectively referred to as the "Parties") will adopt a definitive Acquisition Agreement (the "Agreement"), and recommend that the Telenational stockholders approve the Agreement, subject to the approval of a sufficient number of Telenational stockholders.

 This LOI sets forth the material terms of the Acquisition and reflects the current, good faith intentions of RAPID LINK and Telenational with respect thereto.

   1.    The Acquisition.

       (a) The time of Closing shall be not later than April 30, 2006 (the "Closing Date"), unless extended by mutual consent of the parties.

       (b) RAPID LINK will pay the Telenational Stockholders shares of common stock and cash as outlined below as compensation
             ("Purchase Price") for the purchase of Telenational, which Purchase Price shall be paid as follows:

             i. 9,587,500 of RAPID LINK common stock  shall  be delivered  to the Telenational Stockholders within Five (5) days of the Closing Date, provided that Telenational's monthly retail and wholesale gross margin combined, have a minimum monthly gross profit of $300,000 (before selling, general and administrative expenses) for the calendar year ended 2005.
                If the monthly gross profit is less, then the stock componenet described in this section (i) shall be reduced proportionately.

            ii. $1.0  Million shall be wired pursuant to written instructions to the designated account of the Stockholders of Telenational within five (5) days of the Closing Date, based on the same criteria as described in (i) above, provided, however, there shall be no reduction in this payment in the event of a shortfall in revenue and/or gross margin at closing.

           iii. $500,000 shall be distributed to the Stockholders of Telenational on or before ninety (90) days from the Closing Date. If the average monthly gross margin numbers (described above in section (i)) are not reached and maintained during the ninety (90) day period subsequent to the Closing Date, the cash payment provided in this subsection will be reduced proportionately.

            iv. An  additional 9,587,500 shares  of  common  stock  shall  be issued twelve (12) months after the Closing Date to the Telenational Stockholders, provided gross margin for the 12 month period is not less than $3.6 million (Target Gross Margin). The Purchase Price ($4,000,000, adjusted downward for this calculation by 25% to $3,000,000), will be proportionately reduced by the percentage shortfall (Shortfall Percentage) of the actual gross margin achieved against the Target Gross Margin. The reduction in this "adjusted" Purchase Price will be applied to the stock described in this provision

             v. As  of the  Closing  Date,  Telenational's Stockholders  will guarantee a working capital amount (defined as current assets less current liabilities, as presented in the Telenational audited financials for the period ending 12/31/2005, and the "reviewed" financials for the period ending 4/30/2006, delivered no later than ninety (90) days after Closing Date) of at least $-0-. In addition, the Telenational Stockholders will provide a $200,000 working capital loan to RAPID LINK. This working capital loan is to be repaid to the Telenational Stockholders in 12 monthly installments, including interest at a rate of 8%, beginning 30 days after the Closing Date

            vi. Securities issued  to the stockholders of Telenational  shall have "piggy back" rights on any registration statement filed by RAPID LINK subsequent to closing of this transaction

 2. Definitive Agreement. The parties shall enter into a definitive acquisition agreement containing the material provisions as set forth in this LOI. Both parties will endeavor to close this transaction as soon as possible. The Agreement shall specifically include, but shall not be limited, to the following:

         (a) Representations and warranties. Customary and usual represent-ations and warranties and covenants by the parties, and the principal executive officer shall certify that these representations and warranties are true as of the Closing Date.

             i. None of the Parties to the Acquisition,  nor their  officers, directors, members or affiliates, promoter or control person, nor any predecessor thereof, have been subject to the following:

                 (A) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses) within the past five years;

                 (B) Any  order,  judgment,   or  decree,  not   subsequently
                     reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

                 (C) Any finding,  ruling or judgment by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

            ii. Each  party  shall have good title  to all of its  respective tangible and intangible assets including, but not limited to, intellectual properties necessary or required to successfully develop and commercially exploit its business enterprise as more fully described in its current business plan.

           iii. The Telenational Stockholders own 100% of the issued and outstanding stock of Telenational and shall indemnify RAPID LINK with respect to the Company's representations and warranties.

            iv. The  Agreement  will include representations  and  warranties with respect to the absence of undisclosed liabilities, liens and encumbrances of the assets of Telenational and the financial condition and results of operations of Telenational and with respect to the absence of any material adverse changes in Telenational's financial condition, earnings, and business operations with respect to the contemplated company RAPID LINK is purchasing.

         (b) Opinions of Counsel. The delivery at Closing of favorable opinions of legal counsel for Telenational regarding the customary and usual matters of law and fact covered under similar Acquisitions and related agreements.

         (c) Opinions of Auditors. For the delivery at the Closing of financial statements reasonably acceptable to RAPID LINK. Telenational shall deliver to RAPID LINK audited financial statements for the last two completed fiscal years as well as reviewed financial statements for the interim period(s) ended at the Closing Date prepared in accordance with Generally Accepted Accounting Principles. The cost of the audit will be borne by Telenational. The audit will be performed by, or a firm approved by, RAPID LINK's external auditors.

         (d) Conditions Precedent. In addition, the Agreement shall contain the following conditions precedent:

             i. RAPID LINK  shall  have all  SEC,  state and federal  filings and reports current, up to date, in proper form, and be, to the best of management's knowledge, in compliance with all state and federal regulations governing a public company.

            ii. For  a  period  of  at least ninety  (90) days  prior to  the
                Closing Date, Telenational will afford to the officers and authorized representatives of RAPID LINK full access to the properties, books and records of Telenational in order that RAPID LINK may have a full opportunity to make such reasonable investigation as it shall desire regarding the affairs of Telenational, and Telenational will furnish RAPID LINK with such additional financial and operating data and other information as to the business and properties of Telenational as RAPID LINK shall from time to time reasonably request. To the extent the state and federal filings and reports do not provide such information, Telenational shall have similar access to the properties, books and records of RAPID LINK. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein. The parties have entered into a Confidentiality, Restricted Use and Non-Solicitation Agreement and hereby acknowledge that all information exchanged by the parties which is not in the public domain shall be deemed confidential and proprietary and shall be subject to the provisions governing non-disclosure as set forth in such Agreement. No investigation by either party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under the Agreement.

           iii. Telenational shall have obtained and delivered to RAPID LINK all consents, waivers and approvals necessary to effect the Acquisition from the stockholders and Board of Directors of Telenational.

            iv. There  shall  not  be  any pending  or threatened  litigation regarding the Acquisition and the Agreement or any related transactions contemplated thereby or therein.

             v. Customary  legal  opinions,  closing certificates  and  other documentation specifically including, but not limited to, the Employment Agreements described in Section 22 below, in a form satisfactory to RAPID LINK and Telenational, respectively, shall be delivered by the Parties.

            vi. There  shall  not  be any material  breach by the Parties  of any representation or warranty contained in the Agreement, and the Parties shall be in compliance with each covenant contained in the Agreement.

           vii. Each party shall have completed the usual, customary and reasonable due diligence of the other to each such party's satisfaction in its sole and exclusive judgment.

          viii. The Agreement shall contain additional mutually acceptable closing conditions to be determined by the Parties.

         (e) Conditions Subsequent. The Acquisition shall be subject to the occurrence of the following term and condition to occur within a reasonable time subsequent to the Closing:

             i. RAPID LINK  shall  file a Form 8-K  with the SEC within  four business days of entering into the Agreement disclosing the material terms of the Acquisition.

 3. Expenses. Each party shall pay its own legal, accounting and other expenses in connection with the Acquisition.

 4.    Conduct of Business of Telenational Prior to Closing.

             Until   consummation   or  termination   of   the   contemplated
 Acquisition, Telenational will conduct business only in the ordinary course and no material assets of Telenational shall be sold, encumbered, hypothecated or disposed of except in the ordinary course of business and only with the written consent of the other party which consent will not be unreasonably withheld. RAPID LINK acknowledges that Telenational will be moving into new business premises at a rental or lease cost substantially similar to its existing premises.

 5.    Miscellaneous Provisions:

         (a) On or before the Closing Date, RAPID LINK, Telenational and all of the Telenational Stockholders will have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Acquisition, and all applicable legal requirements shall have been satisfied.

         (b) The Acquisition shall be consummated and the Agreement shall be executed as soon as practicable, and RAPID LINK shall instruct its legal counsel to immediately prepare all necessary documentation upon execution of this LOI.

         (c) Before Closing, the Board of Directors of RAPID LINK shall have approved the Acquisition and the Agreement. Prior to signing the LOI, Telenational's shareholders shall have approved the transaction as outlined in the LOI.

         (d) All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses:

             RAPID LINK:      Rapid Link Inc.
                              Attn: John Jenkins
                              17383 Sunset Boulevard, Suite 350
                              Pacific Palisades, CA  90272
                              Facsimile: (310) 573-7067


             Telenational:    Chris Canfield
                              PO Box 8658
                              Breckenridge, CO 80424
                              Facsimile: 402-392-7545

         (e) No agent, broker, investment banker, person or firm is acting on behalf of the Parties or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

         (f) The Agreement shall contain customary and usual indemnification, hold harmless provisions and investment representation language.

         (g) Except where the laws of another jurisdiction are necessarily applicable, the transactions which are contemplated herein and the legal relationships among the parties hereto, to the extent permitted, shall be governed by and construed in accordance with the laws (except for conflict of law provisions) of the State of California.

         (h) The substance of any press release or other public announcement with respect to the Acquisition, the Agreement and the transactions contemplated herein and therein, other than notices required by law, shall be approved in writing in advance by all parties and their respective legal counsel.

 6. Counterparts. This LOI may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

 7. Amendments. Subject to applicable law, this LOI and any attachments hereto may be amended only by an instrument in writing signed by an officer or authorized representative of each of the parties hereto.

 8. Headings. The descriptive headings of the sections and subsections of this LOI are inserted for convenience only and do not constitute a part of this LOI.

 9. Waiver. No purported waiver by any party of any default by any other party of any term, covenant or condition contained herein shall be deemed to be waiver of such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein.

 10. Entire Agreement. This LOI, together with the exhibits or other documents given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this LOI and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this LOI other than those set forth herein. No alteration, amendment, change or addition to this LOI shall be binding upon any party unless in writing and signed by the party to be charged.

 11.   No Partnership.   Nothing  contained  in this  LOI  will be  deemed to
 or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

 12. Joint Preparation. This LOI has been negotiated and prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the applicable rules of interpretation for arm's length agreements.

 13. Partial Invalidation. If any term, covenant or condition in this LOI or the application thereof to any party, person or circumstance shall be invalid or unenforceable, the remainder of this LOI or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this LOI shall be valid and enforced to the fullest extent permitted by law.

 14. No Shopping. Prior to April 30, 2006 or the date of closing, in consideration of the resources to be committed to the transactions contemplated herein by RAPID LINK and its representatives and agents, neither Telenational nor any of its officers, directors, shareholders, agents or representatives shall, directly or indirectly, solicit, initiate, encourage or participate in any negotiation or discussion or enter into any agreement in respect of or cooperate with any person regarding (including, without limitation, by way of furnishing any non-public information concerning, or affording access to, the business, properties or assets of Telenational) any Acquisition Proposal, and any and all such discussions, other than those described in this letter, shall be immediately terminated. The term "Acquisition Proposal" means any proposal (other than a proposal by RAPID LINK) for the acquisition of all or a substantial portion of the stock or assets of Telenational or for a merger, consolidation or other business combination pursuant to which any other person would acquire Telenational or any substantial equity interest in Telenational.

 15. Binding Effect; Break-up Fee. Subject to the provisions of Section 2 hereof, this LOI is binding on the parties hereto. In the event either party terminates this LOI at any time subsequent to the execution of a definitive Agreement, it shall pay a break-up fee to the other party in the amount of $150,000 cash. Rapid Link will have an option to break-up this binding LOI without penalty, based on the following situations: 1). If there are material differences between the financial statements received from Telenational and the audited financials. 2). If RAPID LINK discovers, during its due diligence, matters that could adversely effect Telenational's business, 3). If the funding is not secured by RAPID LINK. Notwithstanding the foregoing, a party shall not pay any break-up fee to the other party if this LOI is terminated priorto the execution of a definitive Agreement due to any reason(s) beyond the control of either respective party.

 16.   Time is of  the Essence.   Telenational shall sign  this LOI no  later
 than 5:00 P.M., Eastern Standard Time, February 14, 2006, as time is of the essence.

 17. Public Announcement. RAPID LINK and Telenational mutually agree that neither party shall issue any press release or make any public announcement of the Acquisition or any other matter which is the subject of this LOI or any subsequent definitive Agreement without the prior consent of the other party, except where a public announcement is required by law as reasonably determined by such party or is in connection with such party's enforcement of its rights or remedies hereunder or thereunder for any breach by the other party. Notwithstanding the foregoing, Telenational acknowledges that upon signing this LOI, RAPID LINK is required and shall file a Form 8-K with the SEC describing the material terms of the LOI and Telenational hereby consents to such filing.

 18. Consents. RAPID LINK and Telenational will cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders, shareholders, landlords and other third parties and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Acquisition and the Agreement.

 19. Efforts. RAPID LINK and Telenational will negotiate in good faith and use their commercially reasonable efforts to arrive at a mutually acceptable definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date. RAPID LINK and Telenational will thereupon use their commercially reasonable efforts to affect the Closing and to proceed with the transactions contemplated by this LOI as promptly as is reasonably practicable.

 20. Confidentiality. RAPID LINK and Telenational agree that (except as may be required by law) it will not disclose or use any "Confidential Information" (as hereinafter defined) with respect to the other, furnished, or to be furnished in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Acquisition. For the purposes of this paragraph "Confidential Information "means any information identified as such in writing or, given the nature of the information or the circumstances surrounding its disclosure, which reasonably should be considered as confidential or proprietary. The parties agree to continue to be bound by that certain Confidentiality, Restricted Use and Non-Solicitation Agreement entered into on or about November 11, 2005. If for any reason the Acquisition is not consummated, the receiving party will promptly return all documents to the party with provided such documents. The provisions of this paragraph shall survive the termination of this LOI.

 21. Board Representation. Telenational, as of the Closing Date of this transaction shall be eligible for one board seat on Rapid Link's board of directors. The board seats will be terminated if not accepted and filled within 30 days of the Closing.

 22. Employment Agreements. Chris Canfield and Mike Prachar, as of the Closing Date, will each received an employment agreement with an executive level salary in line with the companies practices, and approved by Rapid Link's compensation committee. The parties shall negotiate the terms of such agreements in good faith and shall enter into written employment agreement term sheets within thirty (30) days of the execution of this LOI.

       If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this LOI in triplicate, retain one original copy for your records, and return the other original copies to John A. Jenkins at the address listed above. Also, please fax a signed copy to RAPID LINK, Inc. at (310) 573-7067.

                                Yours truly,

                                Rapid Link Inc. /
                                DIAL THRU INTERNATIONAL, INC.

                                _________________________________
                                John Jenkins
                                Chief Executive Officer



 Accepted this 14th day of February 2006.

 Telenational Communications Inc.

 ___________________________________
 Chris Canfield
 President